Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.
Ultra Clean Announces Retirement of Bill Bentinck, President of Services Division
HAYWARD, Calif., June 30, 2025 – Ultra Clean Holdings Inc. (Nasdaq: UCTT) today announced that, after a 40-year career in the semiconductor industry, Bill Bentinck, President of UCT’s Service Division, will be retiring effective August 15, 2025.
“After more than 40 remarkable years in the semiconductor industry, and over six years of invaluable leadership at UCT, Bill’s retirement marks the close of a truly distinguished career,” said Clarence Granger, Chairman of the Board. “Bill has been a steady, visionary force, guiding our Service Division through some of its most transformative chapters. His commitment to our people and to operational excellence has left a lasting legacy. On behalf of the Board and the entire UCT family, I extend our deepest gratitude to Bill for his dedication, mentorship, and countless contributions. We wish him all the best in this well-earned next chapter.”
UCT is pleased to announce that Sam Johnson will assume leadership of UCT’s Service Division as SVP and General Manager. Sam’s experience creating value throughout a portfolio of industrial operating companies aligns with UCT’s growth strategy. Known for delivering measurable impact across complex organizations, Sam has a proven track record of designing and executing high-value initiatives, driving organizational transformation, and fostering collaborative teams that unlock performance. His passion for innovation, commitment to results, and ability to inspire those around him make him an outstanding addition to our leadership team as we continue to grow and elevate our Service offerings worldwide. Sam holds a Bachelor of Science, Electrical and Computer Engineering from Cornell University and an MBA from Harvard Business School. Sam and Bill will work closely together over the coming months to ensure a smooth and seamless transition.
About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components, parts, and ultra-high purity cleaning and analytical services, primarily for the semiconductor industry. Under its Products division, UCT offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, and high-precision manufacturing. Under its Services Division, UCT offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Contact:

Rhonda Bennetto
SVP Investor Relations
rbennetto@uct.com